Exhibit (l)

Initial Capital Agreements: Letter of Investment Intent

Sit Investment Associates, Inc.

Letter of Investment Intent

Purchase of

Sit Mutual Funds II, Inc.

Series E Common Shares

Sit Quality Income Fund

Sit Investment Associates, Inc. (“SIA”) intends to purchase approximately one hundred (100) Series E Common Shares of Sit Mutual Funds II, Inc. for $10 per share on or before December 31, 2012. SIA will hold said shares for investment purposes.

SIT INVESTMENT ASSOCIATES, INC.

By:	/s/ Roger J. Sit

Its:	President

DATED:	December 14, 2012